EXHIBIT 99.1

Freescale Semiconductor Announces Pricing of Notes Offering in Connection with Merger

AUSTIN, Texas – Nov. 16, 2006 – Freescale Semiconductor, Inc. (NYSE:FSL; FSL.B) today announced the pricing of the private offering by Firestone Acquisition Corporation of its senior and senior subordinated notes. The offering consists of $500 million principal amount of senior floating rate notes due 2014 that will bear interest at a rate of three-month LIBOR plus 387.5 basis points; $1.5 billion principal amount of 9 1/8% / 9 7/8% senior PIK-election notes due 2014; $2.35 billion principal amount of 8 7/8% senior fixed rate notes due 2014; and $1.6 billion principal amount of 10 1/8% senior subordinated notes due 2016.

Firestone Acquisition Corporation was formed in connection with Freescale’s previously announced agreement to merge with an entity controlled by affiliates of a private equity consortium led by The Blackstone Group and including The Carlyle Group, Permira and Texas Pacific Group. The notes will be issued by Firestone Acquisition Corporation. Freescale will assume all of the obligations under the notes upon consummation of the merger. The net proceeds from the offering of the notes, together with other financing sources, will be used to consummate the merger and related transactions. The sale of the notes and the merger are expected to close on December 1, 2006, subject to certain closing conditions.

The notes will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Caution Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the offering and sale of the notes and the consummation of the merger. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning and include statements regarding the plans and expectations for the future. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual outcomes to differ materially from the expectations of Freescale and its management. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the inability to obtain, or meet specific conditions imposed for applicable regulatory approvals relating to the transaction, the failure of either party to meet the closing conditions set forth in the merger agreement, the extent and timing of regulatory approvals and the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. Freescale undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investors:

Mitch Haws, 512-895-2454

mitch.haws@freescale.com

or

Media:

Tim Doke, 512-895-1791

tim.doke@freescale.com

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